Filed Pursuant to Rule 433

Registration No. 333-213439

Final Term Sheet

October 23, 2017

VERIZON COMMUNICATIONS INC.

€1,250,000,000 1.375% Notes due 2026

€750,000,000 1.875% Notes due 2029

€1,500,000,000 2.875% Notes due 2038

£1,000,000,000 3.375% Notes due 2036

Issuer:	Verizon Communications Inc. (“Verizon”)

Title of Securities:	1.375% Notes due 2026 (“Euro Notes due 2026”)
1.875% Notes due 2029 (“Euro Notes due 2029”)

2.875% Notes due 2038 (“Euro Notes due 2038” and, together with the Euro Notes due 2026 and the Euro Notes due 2029, the “Euro Notes”)

3.375% Notes due 2036 (the “Sterling Notes”)

Trade Date:	October 23, 2017

Settlement Date (T+4):	October 27, 2017

Maturity Date:	Euro Notes due 2026:	October 27, 2026
	Euro Notes due 2029:	October 26, 2029
	Euro Notes due 2038:	January 15, 2038
	Sterling Notes:	October 27, 2036

Interest Payment Dates:	Euro Notes due 2026:	Annually in arrears on each October 27, commencing October 27, 2018
	Euro Notes due 2029:	Annually in arrears on each October 26, commencing October 26, 2018
	Euro Notes due 2038:	Annually in arrears on each January 15, commencing January 15, 2018
	Sterling Notes:	Annually in arrears on each October 27, commencing October 27, 2018

Aggregate Principal Amount Offered:	Euro Notes due 2026:	€1,250,000,000
	Euro Notes due 2029:	€750,000,000
	Euro Notes due 2038:	€1,500,000,000
	Sterling Notes:	£1,000,000,000

Public Offering Price:	Euro Notes due 2026:	99.681% plus accrued interest, if any, from October 27, 2017
	Euro Notes due 2029:	98.962% plus accrued interest, if any, from October 27, 2017
	Euro Notes due 2038:	99.432% plus accrued interest, if any, from October 27, 2017
	Sterling Notes:	98.631% plus accrued interest, if any, from October 27, 2017

Pricing Benchmark:	Euro Notes due 2026:	9-year EUR mid-swap
	Euro Notes due 2029:	12-year EUR mid-swap
	Euro Notes due 2038:	Interpolated EUR mid-swap
	Sterling Notes:	UKT 4.250% due 2036

Pricing Benchmark Yield:	Euro Notes due 2026:	0.763%
	Euro Notes due 2029:	1.073%
	Euro Notes due 2038:	1.463%
	Sterling Notes:	1.795%

Re-offer Spread vs.	Euro Notes due 2026:	MS + 65 basis points
Pricing Benchmark:	Euro Notes due 2029:	MS + 90 basis points
	Euro Notes due 2038:	MS + 145 basis points
	Sterling Notes:	G + 165 basis points

Re-offer Yield (annual):	Euro Notes due 2026:	1.413%
	Euro Notes due 2029:	1.973%
	Euro Notes due 2038:	2.913%
	Sterling Notes:	3.475%

Government Benchmark:	Euro Notes due 2026:	DBR 0.000% due August 15, 2026
	Euro Notes due 2029:	DBR 0.500% due August 15, 2027
	Euro Notes due 2038:	DBR 4.000% due January 4, 2037
	Sterling Notes:	UKT 4.250% due March 7, 2036

Re-offer Spread vs.	Euro Notes due 2026:	B + 114.0 basis points
Government Benchmark:	Euro Notes due 2029:	B + 154.0 basis points
	Euro Notes due 2038:	B + 195.6 basis points
	Sterling Notes:	G + 165.0 basis points

Proceeds to Verizon (before expenses):	Euro Notes due 2026:	99.281%
	Euro Notes due 2029:	98.562%
	Euro Notes due 2038:	99.032%
	Sterling Notes:	98.231%

Interest Rate:	Euro Notes due 2026:	1.375% per annum
	Euro Notes due 2029:	1.875% per annum
	Euro Notes due 2038:	2.875% per annum
	Sterling Notes:	3.375% per annum

Denominations:	Euro Notes:	Minimum of €100,000 and integral multiples of €1,000 in excess of €100,000
	Sterling Notes:	Minimum of £100,000 and integral multiples of £1,000 in excess of £100,000

Optional Redemption:	Euro Notes due 2026: Make-whole call at the greater of 100% of the principal amount of the Euro Notes due 2026 being redeemed or the discounted present value at the Comparable Government Bond Rate plus 20 basis points, plus accrued and unpaid interest

	Euro Notes due 2029: Make-whole call at the greater of 100% of the principal amount of the Euro Notes due 2029 being redeemed or the discounted present value at the Comparable Government Bond Rate plus 25 basis points, plus accrued and unpaid interest

Euro Notes due 2038: Make-whole call at the greater of 100% of the principal amount of the Euro Notes due 2038 being redeemed or the discounted present value at the Comparable Government
	Bond Rate plus 30 basis points, plus accrued and unpaid interest

Sterling Notes: Make-whole call at the greater of 100% of the principal amount of the Sterling Notes being redeemed or the discounted present value at the Comparable Government Bond
	Rate plus 25 basis points, plus accrued and unpaid interest

CUSIPs:	Euro Notes due 2026:		92343VEC4
	Euro Notes due 2029:		92343VED2
	Euro Notes due 2038:		92343VEE0
	Sterling Notes:		92343VEF7

ISINs:	Euro Notes due 2026:		XS1708161291
	Euro Notes due 2029:		XS1708167652
	Euro Notes due 2038:		XS1708335978
	Sterling Notes:		XS1708168890

Common Codes:	Euro Notes due 2026:		170816129
	Euro Notes due 2029:		170816765
	Euro Notes due 2038:		170833597
	Sterling Notes:		170816889

Listing:	Verizon intends to apply to list the notes on the New York Stock
Exchange (the “NYSE”). Trading in the notes on the NYSE is
expected to begin within 30 days after the original issue, but the listing application is subject to review by the NYSE. Verizon has no obligation to maintain such listing and may delist the notes at
	any time.

Allocation:	Principal Amount of Euro Notes due 2026	Principal Amount of Euro Notes due 2029	Principal Amount of Euro Notes due 2038	Principal Amount of Sterling Notes
Barclays Bank PLC	€291,667,000	€175,000,000	€350,000,000	£233,334,000
Credit Suisse Securities (Europe) Limited	€291,667,000	€175,000,000	€350,000,000	£233,333,000
Deutsche Bank AG, London Branch	€291,666,000	€175,000,000	€350,000,000	£233,333,000
Banco Santander, S.A.	€104,167,000	€62,500,000	€125,000,000	£83,334,000
Citigroup Global Markets Limited	€104,167,000	€62,500,000	€125,000,000	£83,333,000
Mizuho International plc	€104,166,000	€62,500,000	€125,000,000	£83,333,000
ICBC Standard Bank Plc	€16,667,000	€10,000,000	€20,000,000	£13,334,000
PNC Capital Markets LLC	€16,667,000	€10,000,000	€20,000,000	£13,333,000
Société Générale	€16,666,000	€10,000,000	€20,000,000	£13,333,000
Blaylock Van, LLC	€6,250,000	€3,750,000	€7,500,000	£5,000,000
The Williams Capital Group, L.P.	€6,250,000	€3,750,000	€7,500,000	£5,000,000

Total	€1,250,000,000	€750,000,000	€1,500,000,000	£1,000,000,000

Reference Document:	Preliminary Prospectus Supplement, subject to completion, dated October 23, 2017, Prospectus dated September 1, 2016

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank PLC at +888-603-5847, Credit Suisse Securities (Europe) Limited at +1-800-221-1037 or Deutsche Bank AG, London Branch at +1-800-503-4611 or contacting the issuer at:

Investor Relations

Verizon Communications Inc.

One Verizon Way

Basking Ridge, New Jersey 07920

Telephone: (212) 395-1525

Internet Site: www.verizon.com/about/investors

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.